Exhibit 16.1

February 8, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Item 4.01 of GUOCHUN INTERNATONAL INC. (FORMER NAME: CHARMT, INC.) (“the Company”) s Form 8-K dated February 8, 2024, and agree with the statements made in Item 4.01(a) as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Michael T. Studer CPA P.C.